Exhibit 99.1

FOR IMMEDIATE RELEASE

Seritage Growth Properties Appoints John Garilli as Interim CFO

NEW YORK – January 7, 2022 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner and developer of 170 retail, residential and mixed-use properties, today announced that John Garilli, an existing consultant to the Company and former CEO of New York REIT, has been appointed interim Chief Financial Officer. He will assume this position on a full-time basis upon Amanda Lombard's departure, effective January 14, 2022.

Andrea Olshan, President and Chief Executive Officer of Seritage Growth Properties said, “We are pleased to have an executive of John’s caliber to step into the CFO role. John has been engaged with Seritage as a consultant for some time and is intimately familiar with our business. He is a seasoned executive who brings extensive REIT leadership experience, and we look forward to continuing to benefit from his deep financial and industry expertise.”

Mr. Garilli is a veteran public company executive with more than 15 years of experience in real estate leadership roles. Mr. Garilli has been a member of Winthrop Capital Advisors, LLC and its affiliates since 1995, currently serving as President and COO. Mr. Garilli currently serves as Interim President and CEO of Luby's, Inc., a national restaurant company operating the Luby’s Cafeterias and Fuddruckers brands, since February 2021 and will continue to serve in that role in the near-term. Mr. Garilli has served as CEO, President, CFO, Treasurer, and Secretary of New York REIT Liquidating LLC since 2018. Prior to this, he served as the CEO of its predecessor, New York REIT, Inc. (“NYRT”), a NYSE-listed real estate investment trust, from July 2018 to November 2018, and as CFO, Secretary, and Treasurer of NYRT beginning in 2017. Previously, Mr. Garilli served as Chief Accounting Officer of Winthrop Realty Trust, a NYSE-listed real estate investment trust, from 2006 to 2012 and served as Winthrop Realty Trust’s CFO from 2012 until 2016. Mr. Garilli holds an MBA from Babson College and a BA from the College of the Holy Cross.

About Seritage Growth Properties

Seritage is principally engaged in the ownership, development, redevelopment, management and leasing of diversified and mixed-use properties throughout the United States. As of September 30, 2021, the Company’s portfolio consisted of interests in 170 properties comprised of approximately 10.0 million square feet of GLA or build-to-suit leased area (approximately 8.0 million at share), approximately 4.0 million of which is held by unconsolidated entities (approximately 2.0 million at share), approximately 600 acres held for or under development and approximately 10.0 million square feet of GLA or approximately 850 acres to be disposed of.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the impact of the COVID-19 pandemic on the business of the Company’s tenants and the Company’s business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service the Company’s debt obligations and ability to pay dividends and other distributions to shareholders; competition in the real estate and retail industries; risks relating to redevelopment activities and potential acquisition or disposition of properties; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; contingencies to the commencement of rent under leases; the Company’s historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against the Company and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; the terms of the Company’s indebtedness and availability or sources of liquidity, including the Company’s ability to access or obtain sufficient sources of financing to fund its liquidity needs and economic conditions that may affect the cost of borrowing; environmental, health, safety and land use laws and regulations; restrictions with which the Company is required to comply in order to maintain REIT status and other legal requirements to which the Company is subject; risks and costs associated with volatility in commodity and labor prices or as a result of supply chain or procurement disruptions; and the Company’s relatively limited operating history as an independent public company. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2020 and any subsequent quarterly reports on Form 10-Q. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

Contacts
Jon Keehner / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449